Exhibit 99.1

Elvictor Group, Inc. Inc enters into an Agreement with CIM Securities to raise up to $7,000,000 in Funding

December 23, 2024.  Elvictor Group, Inc. (the “Company” or “Elvictor”) (OTCPK: ELVG), reported today that it has entered into an engagement agreement with CIM Securities, LLC, a FINRA member broker-dealer as the Managing Placement Agent to raise up to $7,000,000 in a Regulation D, Rule 506(c) offering open only to verified accredited investors and subject to securing a Lead Investor.

The securities sold in this Offering will not be registered under the Securities Act of 1933, as amended, in reliance upon an exemption from securities registration afforded by the provisions of Regulation D, and Rule 506(c), as promulgated by the Commission under the Securities Act. Regulation D Rule 506(c) is for accredited investors only.

THE PRELIMINARY OFFERING MATERIALS BEING USED BY CIM SECURITIES CAN BE ACCESSED AT OUR WEBSITE, AS FOLLOWS:

Link to Investor Deck

https://www.elvictorgroup.com/downloads/ElvictorDeck-FINAL.pdf

Link to Introductory Email

https://www.elvictorgroup.com/downloads/ELVICTOR_CIM_SECURITIES_SHORT_EMAIL_DEC2024.pdf

About Elvictor Group, Inc.:

Prior to becoming a publicly traded company in 2017, Elvictor operated as a private Greece corporation since 1977. The Company’s common stock is publicly traded (OTCPK: ELVG). The Company operates a global marine crew management/staffing company that provides innovative maritime solutions. Since 2001, under the direction of CEO Konstantinos Galanakis, the Company has adopted a cloud-based system to enhance crew management and streamline recruitment. Elvictor provides various marine services, including crew management, training, consulting, and ship management. The Company emphasizes crew welfare through ongoing training and boosting employee satisfaction and productivity. Based in Vari, Greece, Elvictor believes it has a strong Europe & Asia Pacific presence, serving a diverse clientele in key locations, including Ukraine, Georgia, the Philippines, Russia, India, Sri Lanka, Pakistan, Myanmar, and Indonesia.

Safe Harbor Statement

The press release may include certain statements that are not descriptions of historical facts but are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking terminology such as “may,” “expects,” “believes,” “anticipates,” “intends,” “projects,” or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein. No information in this press release should be construed in any way whatsoever as an indication of the Company’s future revenues, results of operations, or revenues.